EXHIBIT 23-2

[MILLER AND LENTS, LTD. LETTERHEAD]

August 11, 1999

MCN Energy Group Inc.

500 Griswold
Detroit, MI 48226

Re:	MCN Energy Group Inc. 1999 Second Quarter Report on Form 10-Q

Ladies and Gentlemen:

The firm of Miller and Lents, Ltd. consents to the use of its name and the information contained in its report dated January 4, 1999, regarding MCN Energy Group Inc.’s oil and gas reserve information as of December 31, 1998 in its 1999 Second Quarter Report on Form 10-Q.

In addition, Miller and Lents, Ltd. consents to the incorporation by reference of said material in Registration Statement Nos. 333-02105 and 333-02107 on Form S-8, 333-47137, 333-47139, and 333-45281 on Form S-3, and Post Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Energy Group Inc.

Miller and Lents, Ltd. has no interest in MCN Energy Group Inc. or any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Energy Group Inc. We are not employed by MCN Energy Group Inc. on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By	JAMES C. PEARSON James C. Pearson President